                                  EXHIBIT 12
                                 -------------



              ARCO CHEMICAL COMPANY AND CONSOLIDATED SUBSIDIARIES

             COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                              (MILLION OF DOLLARS)

                                                                                  Three Months
                                                  Years Ended December 31,       Ended March 31,
                                            -----------------------------------  ---------------
                                              1993    1994   1995   1996   1997       1998
                                              -----   ----   ----   ----   ----       ----
Pretax income from continuing operations     $ 311   $ 416  $ 756  $ 487  $ 168      $ 135
Add:
   Interest expense.......................     105      85     89     86     80         18
   Rental expense factor..................      20      22     25     27     27          6
                                             -----   -----  -----  -----  -----      -----
Earnings available for fixed charges......   $ 436   $ 523  $ 870  $ 600  $ 275      $ 159
                                             =====   =====  =====  =====  =====      =====


Interest expense..........................   $ 105   $  85  $  89  $  86  $  80      $  18
Add capitalized interest..................       -       3      1      3      9          2
Rental expense factor.....................      20      22     25     27     27          6
                                             -----   -----  -----  -----  -----      -----
Fixed charges.............................   $ 125   $ 110  $ 115  $ 116  $ 116      $  26
                                             =====   =====  =====  =====  =====      =====
Ratio of earnings to fixed charges........     3.5     4.8    7.6    5.2    2.4        6.1
                                             =====   =====  =====  =====  =====      =====